Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of February 22, 2025, (the “Effective Date”), between Gameverse Interactive Corporation, a Nevada corporation, (the “Company”) and John Pitstick, an individual residing in Thousand Oaks, CA (the “Employee”).

RECITALS

WHEREAS, the Company desires to employ the Employee and the Employee desires to be employed by the Company and to enter into a formal employment agreement for the benefit and protection of all of the parties.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Employee do hereby agree as follows:

1.	Recitals. The above recitals are true, correct, and are herein made incorporated by reference.

2.	Employment. The Company hereby employs the Employee as the Company’s Chief Financial Officer (“CFO”) and the Employee hereby accepts employment as a full-time employee, upon the terms and conditions hereinafter set forth.

3.	Duties and Responsibilities. During the term of this Agreement, the Employee shall serve as the Chief Financial Officer. The Employee shall report to the Company’s Chief Executive Officer, Jared Thau.

4.	At-Will Employment. Employee’s employment with the Company shall be “at-will” and as such, can be terminated at any time with or without cause. If Employee is terminated without “Cause” and following a “Change in Control” as is defined in paragraph 6 below, Employee shall be entitled to certain benefits and severance.

5.	Compensation and Benefits.

a.	Salary. During the Term of this Agreement, the Employee shall be paid an initial base salary (the “Base Salary”) of $120,000.00 payable pursuant to the Company’s normal payroll cycle. Employee’s Base Salary shall be increased to $180,000.00 immediately after the Company becomes listed on the Nasdaq stock exchange.

b.	Restricted Stock. As part of his employment, Employee shall receive a grant of 176,587 shares of Company restricted common stock (the “RSUs”) as compensation for being hired. The 176,587 RSUs will vest monthly over a thirty-six (36) month term (i.e., 1/36 per month). In addition, any unvested RSUs at the time of a “Change in Control” (as defined below) shall become immediately vested at such date.

c.	Vacation. The Company has an unlimited Paid Time Off (“PTO”) policy such that the number of paid days off is not limited and is to be determined between Employee and his direct supervisor, the Company’s CEO, Jared Thau. The Company does not keep a vacation “bank” for employees and unused vacation days do not carry over from year to year.

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d.	Annual Bonus. As part of his employment, Employee shall be entitled to an annual bonus of up to one hundred (100) percent of his existing base salary subject to milestones and metrics to be mutually agreed upon by Employee and the Company’s Board of Directors.

e.	Annual Bonus of ISOs/RSUs. In addition, as part of his annual bonus, Employee shall be entitled to receive an annual bonus grant of RSUs/ISOs subject to milestones and metrics to be mutually agreed upon by Employee and the Company’s Board of Directors.

f.	Medical, Dental and Vision Coverage. Employee shall be entitled to participate in all employee benefit plans maintained by the Company including medical, dental and vision insurance coverage for Employee and his eligible dependents, with the Company paying one hundred (100) percent of the premiums for the most comprehensive plan offered by the Company.

g.	Employee Stock Purchase Plan. Employee shall be entitled to participate in the Company’s Employee Stock Purchase Plan (the “ESPP”) to the maximum extent allowed by the ESPP and applicable law.

h.	Company 401k Plan. Employee shall be entitled to participate in the Company’s 401k Plan with the maximum allowable Company matching contributions under applicable law, plus additional discretionary contributions by the Company as determined by the Board.

i.	Business Expense Reimbursement. During the term of employment, the Employee shall be entitled to receive proper reimbursement for all reasonable, out-of-pocket expenses incurred by the Employee (in accordance with the policies and procedures established by the Company for its employees) in performing services hereunder, provided the Employee properly accounts therefor.

6.	Consequences of Termination of Employment.

a.	Death. This Agreement and the Employee’s employment hereunder shall be terminated by the death of the Employee and all vested RSUs shall be transferred to the Employee’s designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Employee.

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b.	Disability.

i.	In the event of the Employee’s disability, as hereinafter defined, the Employee shall be entitled to compensation in accordance with the Company’s disability compensation practice for Employees.

c.	Termination by the Company for Cause.

i.	Nothing herein shall prevent the Company from terminating employment for “Cause,” as hereinafter defined.

ii.	“Cause” shall mean and include those actions or events specified below in subsections (A) through (D) to the extent the same occur, or the events constituting the same take place, subsequent to the date of execution of this Agreement: (A) committing or participating in an injurious act of, gross neglect or embezzlement against the Company; (B) committing or participating in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against the Company, monetarily or otherwise; (C) engaging in a criminal enterprise involving moral turpitude; or (D) the Employee being charged with or a conviction of an act or acts constituting a felony under the laws of the United States or any state thereof. Any other termination shall be deemed a termination “Without Cause.”

d.	Termination by the Company Without Cause Following a Change in Control

i.	In the event that Employee’s employment is terminated Without Cause following a “Change in Control” (as defined below) the Company will pay Employee as follows:

a.	As severance, in one lump sum, an amount equal to twelve (12) months of Employee’s then Base Salary (the “Severance Payment”). The Severance Payment shall be made within thirty (30) days following termination.

b.	All reimbursable expenses,

c.	A pro-rata portion of any annual incentive bonus becoming earned on performance for the fiscal year in which the date of termination occurs.

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d.	A “Change in Control” shall mean the occurrence of any of the following events: (a) the acquisition by any person or group of more than 50 percent of the outstanding voting stock of the Company, (b) a sale of substantially all of the Company’s assets.

e.	Voluntary Termination and Termination for Cause.

i.	In the event that the Employee is either terminated for Cause or the Employee voluntarily terminates his or her employment, the following shall apply:

a.	All reimbursable expenses shall be paid to Employee.

b.	Employee shall not be entitled to any Severance Payment.

7.	Restrictive Covenant and Non-Disclosure of Information.

a.	Restrictive Covenant. The Employee acknowledges and recognizes the highly competitive nature of the Company’s business and the goodwill, continued patronage, and specifically the names and addresses of the Company’s Clients (as hereinafter defined) constitute a substantial asset of the Company having been acquired through considerable time, money and effort. Accordingly, in consideration of the execution of this Agreement, in the event the Employee’s employment is terminated by reason of disability pursuant to Section 6(b) or for Cause pursuant to Section 6(c) or if the Employee voluntarily terminates this Agreement pursuant to Section 6(e), then the Employee agrees that during the Restrictive Period and within the Restricted Area, the Employee will not, directly or indirectly, solicit, induce or influence any of the Company’s Clients which have a business relationship with the Company at the time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company.

b.	Non-Disclosure of Information. In the event Employee ‘s employment has been terminated, Employee agrees that, during the Restricted Period, Employee will not knowingly use or disclose any Proprietary Information of the Company for the Employee’s own purposes or for the benefit of any entity engaged in Competitive Business Activities. As used herein, the term “Proprietary Information” shall mean trade secrets or confidential proprietary information of the Company which are material to the conduct of the business of the Company. No information can be considered Proprietary Information unless the same is a unique process or method material to the conduct of the Company’s business, or is a customer list or similar list of persons engaged in business activities with Company, or if the same is otherwise in the public domain or is required to be disclosed by order of any court or by reason of any statute, law, rule, regulation, ordinance or other governmental requirement. Employee further agrees that in the event his employment is terminated all Documents in his possession at the time of his termination shall be returned to the Company at the Company’s principal place of business.

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c.	Documents. “Documents” shall mean all original written, recorded, or graphic matters whatsoever, and any and all copies thereof, including, but not limited to: papers; books; records; tangible things; correspondence; communications; telex messages; memoranda; work-papers; reports; affidavits; statements; summaries; analyses; evaluations; client records and information; agreements; agendas; advertisements; instructions; charges; manuals; brochures; publications; directories; industry lists; schedules; price lists; client lists; statistical records; training manuals; computer printouts; books of account, records and invoices reflecting business operations; all things similar to any of the foregoing however denominated. In all cases where originals are not available, the term “Documents” shall also mean identical copies of original documents or non-identical copies thereof.

d.	Company’s Clients. The “Company’s Clients” shall be deemed to be any partnerships, corporations, professional associations or other business organizations with whom the Company has conducted business.

e.	Restrictive Period. The “Restrictive Period” shall be deemed to be five (5) years following termination of the Employee’s employment with the Company.

f.	Restrictive Area. The “Restricted Area” shall be within a three hundred (300) mile radius of the Company’s principal office at the time of termination.

g.	Competitive Business Activities. The term “Competitive Business Activities” as used herein shall be deemed to mean the business of the Company at the time of termination.

h.	Covenants as Essential Elements of this Agreement. It is understood by and between the parties hereto that the foregoing covenants contained in Sections 7(a) and (b) are essential elements of this Agreement, and that but for the agreement by the Employee to comply with such covenants, the Company would not have agreed to enter into this Agreement. Such covenants by the Employee shall be construed to be agreements independent of any other provisions of this Agreement. The existence of any other claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the parties shall not constitute a defense to the enforcement of such covenants against the Employee.

i.	Survival After Termination of Agreement. Notwithstanding anything to the contrary contained in this Agreement, the covenants in Sections 7(a) and (b) shall survive the termination of this Agreement and the Employee’s employment with the Company.

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j.	Remedies.

i.	The Employee acknowledges and agrees that the Company’s remedy at law for a breach or threatened breach of any of the provisions of Section 7(a) or (b) herein would be inadequate and a breach thereof will cause irreparable harm to the Company. In recognition of this fact, in the event of a breach by the Employee of any of the provisions of Section 7(a) or (b), the Employee agrees that, in addition to any remedy at law available to the Company, including, but not limited to monetary damages, all rights of the Employee to payment or otherwise under this Agreement and all amounts then or thereafter due to the Employee from the Company under this Agreement may be terminated and the Company, without posting any bond, shall be entitled to obtain, and the Employee agrees not to oppose the Company’s request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Company.

ii.	The Employee acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Proprietary Information would not be an adequate remedy upon breach or threatened breach of Section 7(a) or (b) and consequently agrees, upon proof of any such breach, to the granting of injunctive relief prohibiting any form of competition with the Company. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

8.	Indemnification. The Employee shall continue to be covered by the Certificate of Incorporation and/or the Bylaws of the Company with respect to matters occurring on or prior to the date of termination of the Employee’s employment with the Company, subject to all the provisions of Nevada and Federal law and the Certificate of Incorporation and Bylaws of the Company then in effect. Such reasonable expenses, including attorneys’ fees, that may be covered by the Certificate of lncorporation and/or Bylaws of the Company shall be paid by the Company on a current basis in accordance with such provision, the Company’s Certificate of lncorporation and Nevada law. To the extent that any such payments by the Company pursuant to the Company’s Certificate of Incorporation and/or Bylaws may be subject to repayment by the Employee pursuant to the provisions of the Company’s Certificate of lncorporation or Bylaws, or pursuant to Nevada or Federal law, such repayment shall be due and payable by the Employee to the Company within three (3) months after the termination of all proceedings, if any, which relate to such repayment and to the Company’s affairs for the period prior to the date of termination of the Employee’s employment with the Company and as to which Employee has been covered by such applicable provisions.

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9.	Parachute Payments/280G. If any payment or benefit Employee would receive from the Company or otherwise in connection with a Change in Control (as defined herein) or other similar transaction (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a Reduced Amount will give rise to the greater after tax benefit, the reduction in the Payments will occur in the following order: (a) reduction of cash payments; (b) cancellation of accelerated vesting of equity awards in such a manner as to produce the least amount of reduction necessary; and (c) reduction of other benefits paid to Employee. Within any such category of payments and benefits (that is, (a), (b), or (c)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. In the event that acceleration of compensation from Employee’s equity awards is to be reduced, such acceleration of vesting will be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant, except to the extent a different chronology is necessary to produce the least amount of reduction. The registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code will perform the foregoing calculations. If the registered public accounting firm so engaged by the Company is serving as accountant or auditor for the acquirer or is otherwise unable or unwilling to perform the calculations, the Company will appoint a nationally recognized firm that has expertise in these calculations to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. Any good faith determinations of the independent registered public accounting firm made hereunder will be final, binding and conclusive upon the Company and Employee.

10.	Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Employee or the Employee’s estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Company may accept other arrangements pursuant to which it is satisfied that such tax and other payroll obligations will be satisfied in a manner complying with applicable law or regulation.

11.	Notices. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if sent by email and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed telecopy, in the case of the Employee to the Employee ‘s last place of business or residence as shown on the records of the Company, or in the case of the Company to its principal office as set forth in the first paragraph of this Agreement, or at such other place as it may designate.

12.	Waiver. Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

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13.	Completeness and Modification. This Agreement constitutes the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Employment Agreement. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party to be charged.

14.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

15.	Binding Effect/Assignment. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns. This Agreement shall not be assignable by the Employee but shall be assignable by the Company in connection with the sale, transfer or other disposition of its business or to any of the Company’s affiliates controlled by or under common control with the Company.

16.	Governing Law. This Agreement shall become valid when executed and accepted by Company. The parties agree that it shall be deemed made and entered into in the State of Florida and shall be governed and construed under and in accordance with the laws of the State of Florida. Anything in this Agreement to the contrary notwithstanding, the Employee shall conduct the Employee’s business in a lawful manner and faithfully comply with applicable laws or regulations of the state, city or other political subdivision in which the Employee is located. Venue for any dispute arising out of or related to this Agreement shall be the civil courts of the County of Palm Beach in the State of Florida. The prevailing party in any such dispute shall be entitled to recover their attorney’s fees and costs incurred therein.

17.	Further Assurances. All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

18.	Headings. The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

19.	Survival. Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

20.	Severability. The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions thereof.

21.	Enforcement. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys’ fees at all trial and appellate levels, expenses and costs.

22.	Venue. The Company and the Employee acknowledge and agree that the Palm Beach County, Florida shall be the venue and exclusive proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this Agreement and the parties further agree that, in the event of litigation arising out of or in connection with this Agreement in these courts, they will not contest or challenge the jurisdiction or venue of these courts.

23.	Construction. This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of date set forth in the first paragraph of this Agreement.

THE COMPANY:

GAMEVERSE INTERACTIVE CORPORATION

By:
Jared Thau, Chief Executive Officer

THE EMPLOYEE:

By:
John Pitstick

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